Exhibit 19.1

Ars Pharmaceuticals, Inc.

Insider Trading Policy

Persons Covered

This Insider Trading Policy (this “Policy”) of ARS Pharmaceuticals, Inc. (the “Company”) applies to all directors, officers, other employees and consultants of the Company and any subsidiaries. It also applies to their family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in the Company’s securities are directed by, or subject to, the influence or control of a director, officer, other employee or consultant of the Company, and any other individuals or entities whose transactions in securities they influence, direct or control. To the extent the Company engages in market repurchase transactions of its securities, the Company intends to comply with applicable laws and regulations relating to insider trading.

Purpose and Policy

The purpose of this Policy is to clarify the circumstances under which trading in the securities of the Company or another publicly traded company with which the Company has business dealings or which shares a close market connection with the Company (such as a competitor) (each, a “Third Party”) by the Company’s directors, officers, other employees and consultants will result in civil liability and criminal penalties, as well as disciplinary action by the Company.

During the course of your employment or service with the Company, you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the Securities and Exchange Commission (“Inside Information”), about the Company or a Third Party. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s or a Third Party’s stock, or to disclose such information to a third party who does so (known as a “Tippee”).

It is illegal for anyone to use Inside Information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so. There is no de minimis exception to this rule. Use of Inside Information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a Tippee, or even a Tippee of a Tippee. Furthermore, it is important that the appearance as well as the act of insider trading in stock be avoided.

Exceptions

Please note that, generally, transactions directly with the Company, i.e., option exercises or purchases under the Company’s employee stock purchase plan, will not create problems. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions. This Policy also does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. For the avoidance of doubt, this exception applies only to a transfer of the Company’s securities to a former spouse pursuant to such a “domestic relations order” and does not apply to any sale of the Company’s securities in order to provide cash proceeds that may be used to satisfy cash payment obligations under a “domestic relations order” or otherwise. In addition, purchases, or sales pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, may be made without restriction provided that the plan was adopted in accordance with Company policies.

Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information you possess about a public company is Inside Information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a company, you must refrain from trading in that company’s securities, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you will suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions. It may also include gifts, in certain circumstances.

Additionally, you may not discuss material nonpublic information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate in Internet forums, message boards, social media sites, “chat rooms” or other Internet discussion forums concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

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clinical developments;
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financial results or forecasts;
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changes to previously announced earnings guidance or the decision to suspend earnings guidance;
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regulatory developments, including developments with the United States Food and Drug Administration and similar foreign agencies;
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major new products or product candidates;
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establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;
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communications with government agencies;
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strategic plans;
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potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;
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significant write-offs;
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potential acquisitions of additional product candidates or technology;
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notice of issuance of patents, the acquisition of other material intellectual property rights or other significant intellectual property developments;
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significant changes or developments in the biopharmaceutical industry or technological innovations;
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new major contracts, orders, suppliers, or finance sources, or the loss thereof;
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significant changes or developments in supplies;
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significant marketing changes;
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significant pricing changes;
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events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, the imposition of a ban on trading in the Company’s securities or changes in Company dividend policies or amounts);
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significant changes in control or senior management;
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significant changes in compensation policy;
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bankruptcies or receiverships;
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actual or threatened major litigation, or a major development in or the resolution of such litigation; and
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change in auditors or a notification that the Company can no longer rely on an auditor’s report.

For information to be considered publicly disseminated, it must be widely disclosed through a press release, SEC filing or other means of wide dissemination (such as an earnings call), and a sufficient amount of time must have passed to allow the information to be fully disclosed. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this Policy after one full trading day has elapsed since the information was publicly disclosed. For example, if the Company announces Inside Information before trading begins on Thursday, then you may execute a transaction in the Company’s securities on Friday; and if the Company announces Inside Information after trading ends on Thursday, then you may execute a transaction in the Company’s securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific Inside Information.

Prohibition of Speculative Trading

No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging or monetization transactions, or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, or otherwise pledge as security, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

Window Period Policy

Because the officers, directors and certain other designated employees of the Company are the most visible to the public and are most likely, in the view of the public, to possess Inside Information about the Company, we ask them to do more than refrain from insider trading. Under a separate policy applicable to this group of individuals known as the Company’s Window Period Policy, the Company’s directors, officers and certain other designated employees are required to limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results, notify one or more designated pre-clearance individuals prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. Other employees of the Company may also be subject to the Window Period Policy from time to time as determined by the Company’s Board of Directors.

Application

Anyone who effects transactions in the Company’s or a Third Party’s securities (or provides information to enable others to do so) on the basis of Inside Information is subject to both civil liability and criminal penalties, including imprisonment, as well as disciplinary action by the Company, up to and including termination for cause.

This Policy will continue to apply to your transactions in the Company’s or a Third Party’s stock even after your employment or service with the Company has terminated. If you are in possession of Inside Information when your employment or service terminates, you may not trade in the Company’s securities or a Third Party’s securities until the Inside Information has become public or is no longer material.

A director, officer, other employee, or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s Chief Financial Officer or Chief Legal Officer.

Any director, officer, other employee, or consultant of the Company who knows of or suspects a violation of this Insider Trading Policy should report the violation immediately to the Company’s Chief Financial Officer or Chief Legal Officer or through the procedures for anonymous reporting outlined in the Company’s Code of Business Conduct and Ethics. The Company and its subsidiaries will comply with all requests from the U.S. Securities and Exchange Commission, the Nasdaq Stock Market, Inc., and other agencies for information related to insider trading investigations.

Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the legal department.